EXHIBIT 3b

                                                                  August 5, 2003

                  Highlights of Consolidated Financial Results
                            for FY2004 First Quarter
                       (Three months ended June 30, 2003)

(All financial information has been prepared in accordance with accounting principles generally accepted in the United States of America)

                                                                                        (Billions of yen unless otherwise specified)
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                                                                                         -------------------
                                    FY2003 First Quarter         FY2004 First Quarter    |    % of change          FY2004 Forecast
                                     (Apr. 2002 through           (Apr. 2003 through     |    from FY2003        (Apr. 2003 through
                                          Jun. 2002)                   Jun. 2003)        |    First Quarter           Mar. 2004)
------------------------------------------------------------------------------------------------------------------------------------
Vehicle sales                               1,473                        1,594           |        8.2%                   6,410
(Thousand units)                                                                         |
------------------------------------------------------------------------------------------------------------------------------------
Net revenues                                3,877.6                      4,092.9         |        5.6%
------------------------------------------------------------------------------------------------------------------------------------
Operating income                              392.5                        340.7         |     - 13.2%
(Income ratio)                                (10.1%)                       (8.3%)       |
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes,                                                              |
minority interest and equity in               422.2                        371.2         |     - 12.1%
earnings of affiliated companies              (10.9%)                       (9.1%)       |
(Income ratio)                                                                           |
------------------------------------------------------------------------------------------------------------------------------------
Net income                                    246.3                        222.5         |     - 9.7%
(Income ratio)                                 (6.4%)                       (5.4%)       |
------------------------------------------------------------------------------------------------------------------------------------
Factors contributing to increases                                            Operating income decreased by
and decreases in operating                                                          51.8 billion yen
income
                                                            (Decrease)
                                                            Marketing activities               - 40.0
                                                            Effects of changes in              - 30.0
                                                            exchange rates
                                                            Increases in other                 - 41.8
                                                            expenses, etc.

                                                            (Increase)
                                                            Cost reduction efforts               60.0
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Exchange rates                         (Y) 127/US$                  (Y) 119/US$
                                       (Y) 117/Euro                 (Y) 135/Euro
------------------------------------------------------------------------------------------------------------------------------------
Capital investment                            188.6                        180.9                                         920.0
(excluding leased vehicles)
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Depreciation expenses                         165.3                        180.1                                         770.0
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Performance evaluation                                      Increase in revenues and decrease in
                                                            income before income taxes, minority
                                                             interest and equity in earnings of
                                                                    affiliated companies
------------------------------------------------------------------------------------------------------------------------------------


Note: Effective from FY2004 first quarter, Toyota prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements for FY2003 first quarter and FY2003 are also prepared in accordance with accounting principles generally accepted in the United States of America.

Cautionary Statement with Respect to Forward-Looking Statements

  This report contains forward-looking statements that reflect Toyota's plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Toyota's actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These factors include: (i) changes in economic conditions affecting, and the competitive environment in, the automotive markets in Japan, North America, Europe and other markets in which Toyota operates; (ii) fluctuations in currency exchange rates, particularly with respect to the value of the Japanese yen, the U.S. dollar, the euro and the British pound; (iii) Toyota's ability to realize production efficiencies and to implement capital expenditures at the levels and times planned by management; (iv) changes in the laws, regulations and government policies affecting Toyota's automotive operations, particularly laws, regulations and policies relating to environmental protection, vehicle emissions, vehicle fuel economy and vehicle safety, as well as changes in laws, regulations and government policies affecting Toyota's other operations, including the outcome of future litigation and other legal proceedings; (v) political instability in the markets in which Toyota operates; (vi) Toyota's ability to timely develop and achieve market acceptance of new products; and (vii) fuel shortages or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to, or difficulties in, the employment of labor in the major markets where Toyota purchases materials, components and supplies for the production of its products or where its products are produced, distributed or sold.

  A discussion of these and other factors which may affect Toyota's actual results, performance, achievements or financial position is contained in the "Operating and Financial Review and Prospects" and "Information on the Company" sections and elsewhere in Toyota's annual report on Form 20-F, which is on file with the United States Securities and Exchange Commission.